PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT ("Agreement") is made and entered into by and between Key Tronic Corporation, a Washington corporation ("Seller"), and Royal Hills Associates, L.L.C. and/or assigns ("Purchaser"). The Agreement is effective upon the date the last party to sign, executes and delivers this document to the other party ("Effective Date").

RECITALS

     Seller is the owner of the real property and improvements legally described in Exhibit A, which is attached to and incorporated in this Agreement by this reference. In the event Exhibit A is incomplete or inaccurate, the parties authorize the Title Company to correct this exhibit to include all contiguous real property owned by Seller. The real property and improvements described in Exhibit A consists of an approximately 100,351 square foot two-story office/manufacturing building on an approximately 25 acre parcel of land. Seller desires to sell to Purchaser, and Purchaser desires to acquire from Seller, the real property and improvements and certain associated assets described in this Agreement on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties agreements and conditions herein contained, and the deposit by Purchaser of Ten Thousand Dollars ($10,000) and Purchaser's promissory note in the face amount of Ninety Thousand Dollars ($90,000), which note shall be due and payable in full into the Escrow on or before expiration of the Inspection Period, on the Effective Date into the Escrow which, together with all interest thereon, are collectively referred to as "Earnest Money" or "Earnest Money Deposit" and shall be applied to the purchase price or refunded to Purchaser or paid to Seller as described herein, the parties hereto agree as follows:

ARTICLE I
 DEFINITIONS

     For the purposes of this Agreement, the following terms (in addition to terms given defined meanings elsewhere in this Agreement) shall have the meanings set forth below in this Article I.

"Alterations and Upgrades" - shall have the meaning defined in Section 7.2.

"Closing" and "Closing Date" - shall have the meaning defined in Section 9.1.

"Cut-Off Time" - shall have the meaning defined in Section 9.2.

"Due Diligence Materials" - shall have the meaning defined in Section 5.1.3.

"Office Building" - shall mean the approximately 100,351 square foot two story office building located at 4424 North Sullivan Road, Spokane, Washington 99216, on the Land described in Exhibit A which is attached to and incorporated in this Agreement by this reference.

"Contracts" - shall mean all service, maintenance, and other contracts respecting the maintenance or operation of the Office Building listed on Exhibit C, attached hereto and incorporated herein by this reference.

"Equipment" - shall mean the fixtures, fittings, equipment, machinery, apparatus, appliances and articles of personal property used in connection with the normal operation of all or any part of the Office Building, including but not limited to, those items listed on Exhibit D, attached hereto and incorporated herein by this reference. Purchaser is not acquiring any interest in the trade fixtures and equipment owned by Seller and not used in the normal operation of all or any part of the Office Building. For clarification purposes, some of the items which Purchaser is not acquiring are listed on the attached Exhibit E.

"Exterior Improvements" - shall mean the portion of the Alterations and Upgrades more particularly described on Exhibit B attached hereto and incorporated herein by this reference.

"Improvements" - shall mean all buildings and improvements (including the Equipment but excluding the test lab outbuilding) on the Land.

"Inspection Documents" and "Inspection Period" - shall mean the documents described in Sections 5.1.3 and the longest time period for Purchaser's review and inspection described in Section 5.3.

"Land" - shall mean the area described in Exhibit A to this Agreement.

"Permits" - shall mean, to the extent transferable, the licenses and permits used in the operation of the Office Building listed on Exhibit C.

"Permitted Exceptions" - shall have the meaning defined in Section 3.1.

"Property" - shall mean all of the real, personal and intangible property referred to in Article II.

ARTICLE II
 PURCHASE AND SALE

          Upon the terms, conditions, representations and warranties herein set forth, Seller hereby agrees to sell the following properties, rights and interests (sometimes hereinafter referred to collectively as "Property") to Purchaser, and Purchaser agrees to purchase the Property from Seller:

2.1     The Land and the Improvements;

2.2     All of Seller's right, title and interest in and to the Contracts and Permits.

ARTICLE III
TITLE AND EXCEPTIONS TO TITLE

3.1     Title.     Seller shall sell and convey good and marketable title to the Property (and good record title by full warranty deed to so much thereof as shall constitute real property under the laws of the State of Washington to Purchaser subject only to the following matters ("Permitted Exceptions").

              3.1.1     Liens, etc.      All liens for real estate taxes, water and sewer charges, provided they are not delinquent and are prorated as of Closing.

              3.1.2     Laws, Etc.     All present laws, ordinances, codes, restrictions and regulations of all governmental authorities relating to building and/or zoning.

              3.1.3     Approved Contracts.     All terms and conditions of the Contracts approved by Purchaser for assumption by Purchaser during the Inspection Period.

              3.1.4     Easements.      Utility and other easements of record approved by Purchaser during the Inspection Period.

              3.1.5     Title Commitment Exceptions.     All defects in title contained in the Title Commitment described in section 3.2 below accepted by Purchaser utilizing the procedure described in section 3.2 below.

3.2     Title Commitment Exceptions.     As soon as practical after execution of this Agreement, Seller shall furnish Purchaser with commitment for an ALTA Standard Form Owner's Policy of Title Insurance insuring title in Purchaser to the Property in the amount of the Purchase Price, together with legible copies of all documents referred to therein ("Title Commitment") issued by First American Title Insurance Company, 40 E. Trent Avenue, Spokane, Washington 99202, ("Title Company"). Purchaser shall give Seller written notice within 10 days following delivery to Purchaser of the Title Commitment and legible copies of all documents referred to therein or the Effective Date, whichever is later, of Purchaser's objection to any title exception. Seller shall, within 5 days following receipt of any such objection, notify Purchaser whether Seller shall remove such exception at or prior to Closing. Purchaser shall, within 5 days of Seller's responsive notice, provide Seller with written notice of whether Purchaser will accept Seller's position or terminate the transaction. Failure to provide notice within the preceding time frames shall be treated as rejection of the Title Commitment exceptions or rejection of the position stated in the notice from Purchaser or Seller. The preceding procedure shall not apply to monetary encumbrances totaling less than the total Purchase Price, which shall be paid in full at Closing by Seller. At the sole discretion of Purchaser, if the Property shall, at the time of Closing, be subject to any title exceptions which would be grounds for Purchaser to reject title hereunder, Purchaser may, instead of exercising its other rights under this Agreement, elect to waive such defect in title and close and, in the case of any monetary encumbrance or charge, offset the amount of the monetary encumbrance or charge against any amounts payable to Seller. Once the parties have agreed upon the Permitted Exceptions as provided in this Section, if any exception which Seller has agreed to remove remains at Closing, then Purchaser shall have the right to bring an action for specific performance to require Seller to remove the exception and may also bring suit for any damages which Purchaser may suffer as a result of Seller's failure to remove the exception.

ARTICLE IV
PURCHASE PRICE AND LEASEBACK

4.1     Price and Tenant Improvement Allowance.     The purchase price payable by Purchaser to Seller for the Property shall be Five Million Five Hundred Thousand Dollars ($5,500,000) ("Purchase Price"). The tenant improvement allowance payable by Purchaser to Seller shall be Five Hundred Thousand Dollars ($500,000) ("Tenant Improvement Allowance"). Purchaser may apportion the purchase price between the real and personal property, with Purchaser's apportionment subject to Seller's approval, which approval shall not be unreasonably withheld.

4.2     Method Of Payment.     Purchaser shall pay the Purchase Price and Tenant Improvement Allowance all cash at the Closing as follows:

          Six Million Dollars ($6,000,000) in cash on the Closing Date (against which shall be credited the Earnest Money deposited with Escrow by Purchaser in part consideration for this Agreement).

4.3     Leaseback and Rental Guaranty.

              4.3.1     Lease.     The parties shall, as of the Closing Date enter into a lease agreement in a form mutually acceptable to both parties by which Seller shall lease the entire ground floor of the Office Building which ground floor consists of approximately 49,400 square feet, for a term of ten (10) years commencing the day after the Closing Date, at a starting annual rental rate of $7.50 per square foot per year, increasing to $8.18 per square foot per year at the beginning of the fourth year of the term, increasing to $8.91 per square foot per year at the beginning of the seventh year of the term and increasing to $9.71 per square foot per year at the beginning of the tenth year of the term. Within thirty (30) days after execution of the lease, Purchaser shall have the right to recalculate the square footage of the ground floor and if such calculation shows a deviation from the 49,400 square feet, the rental as set forth herein shall be adjusted to reflect the actual square footage located on the entire ground floor. The leased premises shall not include the test lab outbuilding which is not included in the Property to be conveyed to Purchaser hereunder. Seller shall have the right during the term of the lease to retain and use the test lab outbuilding at no charge to Seller. Seller may remove the test lab outbuilding, at Seller's expense, at anytime prior to or during the lease term. If Seller fails to remove the test lab outbuilding prior to the end of the lease term, the test lab outbuilding shall, at Purchaser's option, become the sole property of Purchaser. Purchaser may also elect to require Seller to remove the test lab outbuilding at Seller's expense within thirty days after receipt of Purchaser's request to remove the building made on or before thirty days after the expiration of the lease term .

          It is the intention of the parties, and the lease is to be so construed, that during the term of the lease the Purchaser shall not be obligated to pay any charges, expenses, taxes or costs of any sort whatsoever arising out of or in connection with the leased premises, the maintenance thereof, the use and occupation thereof by the Seller or the payment of rent by the Seller to the Purchaser, all of which are to be borne by the Seller alone. Seller shall not be responsible for any income taxes levied on the rental income of Purchaser. Seller shall be responsible for paying the pro rata portion (based upon the percentage which the square footage of the leased premises is of the total square footage of the Office Building) of all taxes, assessments, insurance, utility including water, heat and air conditioning, electricity, and maintenance expenses allocated to the leased premises and the common areas including but not limited to the parking lots and landscaped areas of the real property described in Exhibit A during the lease term ("Allocated Expenses"). For any metered utilities or expenses (including any measured by meters installed by Seller as set forth on Exhibit B), Seller shall pay the charges based upon actual use, increased to include Seller's portion of charges attributable to common areas.

              4.3.2     Rental Guaranty.     The parties shall simultaneously with the execution of the lease agreement pursuant to Section 4.3.1 enter into a written agreement whereby Seller agrees to guarantee rent for the vacant portion of the second floor of the office building for a period of up to one year from the Closing Date. The guaranteed one year rent shall be the t otal of $375,000, payable in twelve (12) equal monthly installments of $31,250 plus Allocated Expenses for the vacant portion of the second floor.

          If the Seller has not vacated the second floor and relocated Seller's operations to the ground floor of the Office Building within one hundred five (105) days after the Closing Date, then the period of the rent guarantee shall be extended by the number of additional months it takes Seller to vacate the second floor premises, in its entirety, with any partial months to be rounded up to full months. After the Seller vacates the second floor premises, Seller may continue to use the entry on the second floor for ingress to and egress from the first floor until the first floor is accessible through the new main entry to be constructed on the first floor. Seller's continued use of the second floor entry until the first floor is accessible via the new first floor entry will not extend the period of the rent guarantee.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER;
INSPECTION PERIOD

5.1     Representations and Warranties.     Subject only to the exceptions and qualifications set forth in this Agreement, Seller represents and warrants to Purchaser that the following statements are true:

              5.1.1     Organization And Standing.     Seller has all requisite power and authority to own, lease and/or operate the Property and to carry on the business as now being conducted, is in compliance in all respects with all laws, regulations and requirements applicable to the ownership and operation of the Property, and has no knowledge of any claim of violation of any such laws, regulations and requirements, including, but not limited to, any fire, zoning or other land use, health or building code violations.

              5.1.2     Authority.     Upon obtaining the agreement of GE Capital Corporation as described in Section 12.1.1, and the approval of Seller's Board of Directors, this Agreement will constitute a valid and legally binding obligation of Seller. Seller shall obtain the approval of Seller's Board of Directors within fifteen (15) calendar days after the Effective Date, or this Agreement shall be null and void and Purchaser's Earnest Money Deposit shall be returned to Purchaser upon request. Neither the execution and delivery of this Agreement nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof will, as of Closing, conflict with or result in a breach of or default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, or other instrument or obligation to which Seller or any entity controlled by Seller is a party or by which they or any of their properties or assets may be bound or violate any order, injunction, decree, statute, rule or regulation applicable to them or any of their assets or properties. Seller has the capacity, and the person or persons signing on behalf of Seller, have the capacity to enter into and carry out this Agreement and the transactions contemplated by this Agreement.

              5.1.3     Accurate Information.     Immediately upon execution of this Agreement, Seller will furnish Purchaser with true and correct copies (including all amendments thereto and modifications thereof) of the following documents, if any, which are within the possession or control of Seller ("Due Diligence Materials"): (a) all Phase I and Phase II environmental reports, either performed on behalf of Seller or held in the possession of Seller related to the property; (b) all licenses, permits and other government approvals (including Certificates of Occupancy) and/or authorizations relating to the property; (c) all leases, agreements including maintenance and service agreements, contracts, documents, instruments, reports (including soils and seismic reports), surveys, as-built plans and specifications, books and records (including operating statements for the past 24 months and the most recent property tax bills) related to the property; (d) any tenant financial statements and estoppel certificates that are available from the tenants of the property, if any; and (e) such other reports or information as may be requested by Purchaser. Seller warrants, to the best of its knowledge, that the information provided to Purchaser is accurate and complete.

              5.1.4     Absence of Litigation And Liens.      All Property to be transferred to Purchaser hereunder will be free of all liens and encumbrances, except the Permitted Exceptions, on the Closing Date. There is and shall at Closing be no pending litigation against the Seller which involve a claim against the Property. To the best of Seller's knowledge and belief there are no assessments pending which would constitute a lien or charge against the Property on the Closing Date, other than non-delinquent real or personal property taxes.

              5.1.5     No Leases.     Seller has not entered into any lease or other agreement for possession with any person or entity (except Purchaser) pursuant to which such person or entity has any current or future right or interest to occupy, possess or use all or any portion of the Property.

              5.1.6     Not Foreign Person.      Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code.

              5.1.7     No Conveyances.     Without the prior written consent of Purchaser, which will not be unreasonably delayed, Seller will not convey any interest in the Property, and Seller will not subject the Property to any additional liens, encumbrances, covenants, conditions, easements, rights of way or similar matters after the date of this Agreement, except as may be otherwise provided for in this Agreement, which will not be eliminated prior to the Close of Escrow.

              5.1.8     No Alterations.      Except as required by existing law, Seller will not make any material alterations to the Property without Purchaser's consent, which will not be unreasonably withheld or delayed.

              5.1.9     Affirmative Covenants.     So long as this Agreement remains in full force and effect, Seller will:

                            (a)     Maintain the Property in substantially the same condition as of the Effective Date, ordinary wear and tear excepted, and manage the Property in accordance with Seller's established practices including ordinary repairs and replacements and will not unreasonably defer any maintenance to the Property.

                              Keep and perform all of the obligations to be performed by Seller under any leases or contracts. Seller shall not enter into any contract or agreement providing for the provision of goods or services to or with respect to the Property or the operation thereof (except contracts with respect to the alterations and upgrades to the Property described in Exhibit B) unless such contracts or agreements can be terminated without penalty by the Closing Date, without prior written consent of Purchaser, which shall not be unreasonably delayed. Seller shall not terminate any contract or agreement approved by Purchaser, without prior written consent of Purchaser, which will not be unreasonably delayed. During the period from the expiration of the Inspection Period to the Closing Date, Seller will not enter into any new leases for any portion of the Property or extend the terms of any existing leases, if any, without Purchaser's written consent which will not be unreasonably withheld or delayed. Purchaser's consents described in this Section may be withheld for any reason in Purchaser's sole discretion so long as Purchaser is acting in good faith.

                              Notwithstanding anything in this Agreement to the contrary, Seller agrees not to enter into any other agreement to sell all or any portion of the Property until this Agreement terminates according to its terms.

              5.1.10     No Violations.     As of the date of this Agreement and of the Closing, to the actual knowledge of Seller's current officers and current managers directly responsible for management of the Building, Seller has not been served by any governmental authority with written notice that the Property is in material violation of any applicable law, and Seller's current officers and current managers directly responsible for management of the Building have no actual knowledge of nor any reason to believe there exists, any such material violation except as disclosed to Purchaser.

              5.1.11     No Demand.     As of the date of this Agreement and of the Closing, Seller has not signed a letter of intent or any agreement (if any) with respect to the purchase and sale of the Property, except as disclosed to Purchaser.

              5.1.12     Condemnation And Change of Zoning.     Seller has not received any notice of any proposed condemnation or change in zoning, or other land use laws, rules or regulations, which would affect the Property.

              5.1.13     Contracts.     There are no maintenance, advertising, management, leasing, employment, service, or other contracts affecting the Property (other than contracts with respect to the alterations and upgrades to the Property described in Exhibit B) which will be in effect at and after Closing other than those which have been submitted to Purchaser within Purchaser's Inspection Period and approved by Purchaser.

              5.1.14     Documents.     All documents provided to Purchaser or placed into escrow are true and correct copies of what they purport to be and have not been amended or modified, except to the extent disclosed to Purchaser during the Inspection Period.

              5.1.15     Underlying Encumbrances.     All requirements of underlying encumbrances against the Property are current and not in default.

              5.1.16     Underwriting Notices.     No insurance company or board of fire underwriters has requested the performance of any work on or alterations of any part of the property.

              5.1.17     Encroachments.     None of the improvements or landscaping or fencing on this property encroach upon any adjoining property and no improvements or landscaping or fencing of any adjoining property encroaches on the property which is the subject of this sale.

              5.1.18     Pending Taxes and assessments.     There are no pending changes in real estate taxes or assessments, no pending local improvement district assessments, or other assessments or taxes which may take effect after the Effective Date, including, but not limited to, after the Closing, of which Seller is aware and which have not been disclosed to the Purchaser during the Inspection Period.

              5.1.19     Problem Notices.     No notices of any kind from any source have been received relating to the items set forth in this Section 5.1 Representations and Warranties.

              5.1.20     Major Defects.     To the actual knowledge of Seller's current officers and current managers directly responsible for management of the Building, there are no major defects in the Improvements on the Property, including without limitation all equipment, including the electrical wiring, roofing and systems for heating, ventilating, air conditioning and plumbing.

              5.1.21     No Liens.     At Closing (which term includes any extended Closing Date under Section 9.1.2), there will be no liens on the Property, including, but not limited to, for work performed or started prior to Closing, which will not be paid in full at Closing, except as disclosed in writing to Purchaser and approved by Purchaser in writing at or prior to Closing.

5.2     Limitation On Seller's Representations and Warranties.     Purchaser acknowledges that, except as expressly set forth in this Agreement, neither Seller nor any agent or representative of Seller has made, and Seller is not liable for or bound in any manner by, any express or implied warranties, guaranties, promises, statements, inducements, representations or information pertaining to the Property or any part thereof the physical condition, expenses or operation thereof, the uses which can be made of the same or any other matter or thing with respect thereto. Without limiting the foregoing, Purchaser acknowledges and agrees that, except as expressly set forth in this Agreement, Seller is not liable for or bound by (and Purchaser has not relied upon) any verbal or written statements, representations or any other information respecting the Property furnished by Seller or any employee, agent, consultant or other person representing or purportedly representing Seller; and that the Property is being purchased "AS IS WHERE IS" with the exception of those representations and warranties expressly set forth in this Agreement and the transfer documents delivered at closings. All representations and warranties of Seller contained in this Agreement shall survive closing and the delivery of the transfer documents at closings.

5.3     Inspection Period.

              5.3.1     Purchaser's Inspection and waiver.     Purchaser shall have 45 days after the Effective Date ("Inspection Period") within which to inspect the Property and review the Due Diligence Materials to determine whether the Property in its current status is suitable, in the sole discretion of Purchaser, for the purposes of Purchaser, which inspection may, at Purchaser's discretion and cost, include environmental assessments and surveys. Purchaser shall only use the Due Diligence Materials for the purpose of evaluating the Property, as opposed to any competitive use, and shall restrict access to the Due Diligence Materials to those persons required to evaluate the Property. This Agreement shall terminate, the Earnest Money shall be refunded to Purchaser, and all responsibilities of the parties to one another shall terminate unless, prior to the end of the Inspection Period, Purchaser notifies Seller that Purchaser has determined to its satisfaction the Property can be used for these purposes to Purchaser's satisfaction ("Waiver Notice"). If a survey promptly requested by Purchaser following the Effective Date is not received more than five business days prior to the end of the Inspection Period, then the Inspection Period shall be extended to five business days after the Purchaser receives the survey.

     During the Inspection Period, Purchaser and Purchaser's representatives, agents and designees will have the right, at reasonable times and upon reasonable advance notice to Seller (which notice must describe the scope of the planned testing and investigations) to enter upon the Property, in connection with its purchase of the Property. However, Purchaser agrees that:

     (a)     all tests will be at Purchaser's sole cost and expense and at Purchaser's sole risk;

     (b)     the persons or entities performing such tests will be properly licensed and qualified and will have obtained all appropriate permits for performing such tests and will be reasonably acceptable to Seller;

     (c)     Seller will have the right, in its reasonable discretion, to approve Purchaser's work plan for any proposed physical testing or drilling on or beneath the Property ("Phase II Testing Plan"). For purposes of this Section 5.3.1(c) the term "reasonable discretion" shall include, but not be limited to, Seller's right to withhold approval due to the potential liability of Seller or the cost or inconvenience to Seller as a result of the proposed work performed under Phase II Testing Plan. If Seller disapproves of Purchaser's Phase II Testing Plan, Seller shall advise Purchaser in writing, within four business days after the Plan is submitted to Seller, of the specific reasons why Seller disapproves of the Phase II Testing Plan. Purchaser shall have the right to revise its Phase II Testing Plan once and submit such a revised plan to Seller for Seller's approval thereof in accordance with this Section 5.3.1(c) Seller's disapproval of the Phase II Testing Plan or the revised version of such plan, if any, shall not be deemed a default of Seller under this Agreement. If Seller disapproves of the Phase II Testing Plan or the revised version of such plan, if any, Purchaser will have the option to cancel the Escrow by providing written notice to Seller, in which case Seller shall pay any cancellation costs incurred as a result of the cancellation of this Agreement. Seller shall be deemed to have approved Purchaser's Phase II Testing Plan if Seller does not respond or approve such plan within four (4) business days after submission thereof to Seller;

     (d)      Purchaser will advise Seller in advance of the dates of all tests and other work and will schedule all tests and other work during normal business hours whenever feasible unless otherwise requested by Seller;

     (e)     Seller will have the right to have a representative of Seller accompany Purchaser and Purchaser's representatives, agents or designees while they are on the Property;

     (f)     Any entry by Purchaser, its representative, agents or designees will not materially interfere with Seller's use of the Property;

     (g)     Purchaser will indemnify, defend and hold Seller harmless for, from and against any and all claims, damages, costs, liabilities and losses (including mechanics' liens) arising out of any entry by Purchaser or its agents, designees or representatives. Without limiting the foregoing, Purchaser shall remove any mechanic's liens or other liens which may be filed against the Property by a party providing labor or materials or other services at the request of Purchaser. This indemnity shall survive the Closing, or if the sale is not consummated, shall survive the termination of this Agreement; and

     (h)      Purchaser will restore the Property at Purchaser's sole cost and expense if this transaction does not close. Until restoration is complete, Purchaser will take all steps necessary to ensure that any conditions on the Property created by Purchaser's testing will not materially interfere with the normal operation of the Property or create any dangerous, unhealthy, unsightly or noise conditions on the Property.

     In addition, prior to any entry involving physical testing, drilling or other physical disturbance, Purchaser shall provide Seller with proof of commercial general liability insurance maintained by Purchaser, with a combined single limit of at least One Million Dollars ($1,000,000), covering Purchaser and its consultants or contractors performing the work, which insurance shall include, but not be limited to, completed operations and broad form property damage coverage and which shall name Seller and its lender as additional insureds. Seller may require Purchaser and its consultants or contractors performing the work to obtain pollution liability insurance which shall include, but not be limited to, specific coverage for removal, remediation, cleanup and disposal of hazardous or nonhazardous materials (i) which have been brought onto the Property by Purchaser or its consultants or contractors or (ii) the removal, remediation cleanup or disposal of which is required as a result of the acts or omissions of Purchaser or its consultants or contractors. Purchaser shall provide Seller with certificates and endorsements evidencing the foregoing coverages prior to the first entry by Purchaser or its consultants and contractors onto the Property. The insurers and the amounts and coverages of such policies shall be satisfactory to Seller. This provision will survive the Closing or any earlier termination of this Agreement.

     5.3.2     Material New Matters.     If Purchaser discovers any new matter between the expiration of the Inspection Period and the original closing date described in Section 9.1.1 which was:

      (a)      within the actual knowledge of Seller's current officers or current managers directly responsible for management of the Building or which Seller's current officers or current managers directly responsible for management of the Building should reasonably have known, and not disclosed to Purchaser; and

      (b)     was not reasonably discoverable during the Inspection Period; and that matter is one which:

               (1)      would appear as an exception in the Title Policy; or

               (2)      is materially inconsistent with a document delivered by Seller or with any representations or warranties contained in Section 5.1 or 6.1; and

               (3)      is of such a nature that, in Purchaser's reasonable judgment, it will materially and adversely affect the use of the Property as an office building by tenants thereof and the development potential of the developable land, then Purchaser is entitled to treat such new matter as a failure of condition to the Close of Escrow.

      If Purchaser elects to treat such new matter as a failure of condition to the Close of Escrow, Purchaser must give notice to Seller of Purchaser's election to terminate this Agreement within five (5) business days of Purchaser's obtaining knowledge of such new matter.

      However, if Purchaser gives Seller such notice of its election to terminate this Agreement, Seller may elect, by written notice to Purchaser and to Escrow Holder within ten (10) business days following Seller's receipt of Purchaser's notice, to correct the new matter prior to the Close of Escrow. If Seller elects to correct the new matter, Seller will be entitled to extend the Close of Escrow for not more than thirty (30) days in order to correct the new matter and, in such event, this Agreement will not terminate. If Seller fails to correct the new matter by the Closing Date, as extended, Purchaser, as Purchaser's sole remedy, may terminate this Agreement and obtain a refund of the Earnest Money Deposit.

      Notwithstanding anything in this Section to the contrary, if the matter is one which is known to Seller's current officers and current managers directly responsible for management of the Building but not disclosed to Purchaser, then Purchaser may require Seller to correct the matter.

     5.3.3     Lease and Rental Guaranty.     Purchaser's obligations under this Agreement are also contingent upon Purchaser and Seller agreeing, within the Inspection Period defined in Section 5.3.1, upon the form of the written Lease described in Section 4.3.1 and the form of the written Rental Guaranty described in Section 4.3.2. If the parties are unable to agree upon the forms of the Lease and Rental Guaranty, then this Agreement shall terminate and the Purchaser's Earnest Money Deposit shall be returned to Purchaser upon demand.

ARTICLE VI
HAZARDOUS SUBSTANCES

6.1     Hazardous Substances.

     6.1.1     Definitions.     For the purposes of this Agreement, the following terms have the following meanings:

                    (a)     "Environmental Law" means any law, statute, ordinance or regulation pertaining to health, industrial hygiene or the environment including, without limitation, CERCLA (Comprehensive Environmental Response, Compensation and Liability Act of 1980) and RCRA (Resources Conservation and Recovery Act of 1976).

                    (b)     "Hazardous Substance" means any substance, material or waste which is designated, classified or regulated as being "toxic" or "hazardous" or a "pollutant" or which is similarly designated, classified or regulated, under any Environmental Law, including asbestos, petroleum and petroleum products.

                    (c)     "Environmental Assessment" means an environmental assessment, review or testing of the Property performed by Purchaser or any third party or consultant engaged by Purchaser to conduct such study.

     6.1.2     Seller's Representations and Warranties.     As of the date of this Agreement, to the actual knowledge of the current officers and current managers directly responsible for management of the Building, and based on, and except as disclosed in the Phase I and II Report delivered to Purchaser pursuant to Section 5.1.3, Seller represents and warrants as follows:

                    (a)     No Hazardous Substances are now or have been used or stored on any portion of the Property except those substances, if any, which are or have been used or stored on the Property in the normal course of use and operation of the Property as an office building and a keyboard assembly and manufacturing facility and Seller has no actual knowledge of any noncompliance with or violation of any applicable Environmental Law in connection with such use, storage, or presence of Hazardous Substances on the Property. Any Hazardous Substances used in any business or operations of Seller on the Property have been disposed of in accordance with applicable laws, rules and regulations and have not been disposed of on the Property.

                    (b)     There are and have been no federal, state, or local enforcement, cleanup, removal, remedial or other governmental or, regulatory actions instituted or completed affecting the Property; and

                    (c)     Seller's current officers and current managers directly responsible for management of the Building have no actual knowledge of any non-compliance with or violation of any applicable Environmental Law in connection with the use or presence of the septic system on the Property.

                    (d)     no claims have been made by any third party against Seller relating to any Hazardous Substances on or within the Property. Each of the representations and warranties contained in this Section 6.1 shall survive the Closing.

     6.1.3     Notices Regarding Hazardous Substances.      During the term of this Agreement, Seller will promptly notify Purchaser if it obtains actual knowledge or reasonable cause to believe that any release on or about the property of a Hazardous Substance was, has come to be, or will be located on, beneath, or over the Property other than any Hazardous Substance releases already disclosed in the Phase I and II Report, or that Seller or the Property may be subject to any threatened or pending investigation by any governmental agency under any law, regulation or ordinance pertaining to any Hazardous Substance. Any new disclosure by Seller made after the end of the Inspection Period will be governed by the provisions of Section 6.1.7.

     6.1.4     Indemnity and Release.

                    (a)     If there are any third party claims against Seller which arise out of any release of any Hazardous Substances which became located in, on or under the Property after the Closing, Purchaser will indemnify, defend (by counsel reasonably acceptable to Seller), protect and hold Seller harmless for, from and against any and all claims, liabilities, penalties, forfeitures, losses or expenses (including attorneys' fees) arising therefrom, unless the presence of the Hazardous Substance results from the actions after the Closing of Seller or Seller's employees, agents, guests or invitees, or other persons on the Property through Seller, in which event Seller shall pay, defend and hold Purchaser harmless from any and all liability of any kind arising out of the Hazardous Substances, including, but not limited to, costs of remediation, attorneys fees, fines and penalties.

                    (b)     Seller shall pay, defend (by counsel reasonably acceptable to Purchaser), indemnify and hold Purchaser harmless from any and all claims, liabilities, penalties, forfeitures, losses or expenses (including attorneys fees) of any kind, including, but not limited to, third party claims, arising out the presence or release of any Hazardous Substances on, under or over the Property during the period of Seller's ownership of the Property, except to the extent that the Hazardous Substances were specifically described in the Phase I and II Report or in any Environmental Assessment obtained by Purchaser or otherwise disclosed to Purchaser by Seller, or discovered by Purchaser, prior to Closing.

                    (c)     As used in this Section 6.1 "third party claims" are defined as any claims or rights of recovery by any person or entity (including governmental agencies):

                             (1)     which result from injury, damage or loss to or of any person or property; or

                             (2)     for cost recovery, removal or remedial action.

                                  Third party claims will also include any costs paid or payable by either party for damage, loss, injury, investigation, removal, remediation or other liability in response to any third party claim or in anticipation of any enforcement or remedial action undertaken or threatened by any government agency or private party.

                    (d)     Seller will not be liable to Purchaser under this Agreement, and Purchaser hereby releases Seller from any and all liability under any federal, state or local law pertaining to or concerning Hazardous Substances, which is attributable to any environmental condition which:

                             (1)     was specifically described in the Phase I and II Report or in any Environmental Assessment obtained by Purchaser;

                             (2)     was otherwise disclosed by Seller to Purchaser or discovered by Purchaser at any time prior to the Closing.

                    (e)     The provisions of this Section 6.1 will survive the Closing.

     6.1.5     Environmental Assessment.     If, during the Inspection Period, Purchaser elects to perform an Environmental Assessment:

                    (a)     The Environmental Assessment shall be conducted pursuant to standard quality control/quality assurance procedures and in accordance with Section 5.3. Purchaser shall give Seller at least two (2) business days' prior notice of any on-site testing of soil or subsurface conditions.

                    (b)     If any report is prepared as the result of the Environmental Assessment, such report shall be conspicuously labeled as a draft, and Purchaser shall promptly give Seller a copy of the draft report for Seller's review and comments before the report is finalized. Prior to the Closing, Purchaser shall keep the draft or final report and the information contained therein confidential and shall not disclose it to any person or entity without Seller's prior written consent; provided, however, that Purchaser may furnish a copy of said draft or final report to any proposed lender in connection with prosecution of an application for a mortgage loan and to any person or entity contemplating an investment in the Property as a partner or permitted assignee of Purchaser, or to any consultant engaged in, or commenting upon the results of, said draft or final report.

                    (c)     Any ground water, soil or other samples taken from the Property by or on behalf of Purchaser will be properly disposed of by Purchaser, as the generator of the material, at Purchaser's sole cost and in accordance with all applicable laws including Environmental Laws.

     6.1.6     Actual Knowledge.     As used in this Section 6.1, the term "actual knowledge" includes knowledge which would give Seller's current officers or current managers directly responsible for management of the Building a reasonable cause for belief.

     6.1.7     Discovery of Hazardous Substances.     Notwithstanding anything in this Agreement to the contrary, if Purchaser prior to Closing (which term includes, if applicable, the Closing Date as extended under Section 9.1.2) discovers the past or present existence of any Hazardous Substance on, under or over the Property which was not specifically described in the Phase I or Phase II Report or any Environmental Assessment obtained by Purchaser during the Inspection Period, Purchaser may terminate this transaction and receive back Purchaser's Earnest Money Deposit upon demand. Nothing in this section 6.1.7 shall be construed to give Purchaser the right to conduct any inspections or testing after the end of the Inspection period.

ARTICLE VII
SELLER'S ACTIONS PRIOR TO AND AFTER CLOSING

7.1     Seller's Relocation.     Seller shall vacate the second floor of the Office Building and relocate Seller's operations to the ground floor of the Office Building within 105 days following the Closing Date.

7.2     Seller's Alterations and Upgrades.

           7.2.1     Performance of Work by Seller.

                          (a)     Seller shall perform the alterations and upgrades to the property described in Exhibit B which is attached to and incorporated in this Agreement by this reference. Seller shall complete said alterations and upgrades within five (5) months following the Closing Date, except that Seller's time to complete any alterations or upgrades to the extent completion is delayed by weather conditions or circumstances related to weather conditions or weather forecasts shall be extended beyond five (5) months by the period(s) of time work is delayed by weather conditions or circumstances related to weather conditions or weather forecasts. All work must be done in compliance with applicable codes and regulations, in a good and workmanlike manner consistent with good construction practices, and in accordance with plans and specifications agreed to in writing by Purch aser and Seller not later than the end of the Inspection Period, and in advance of the beginning of construction. If the plans and specifications have not been agreed to in writing by Seller and Purchaser on or before the end of the Inspection period then this Agreement shall terminate and Purchaser's Earnest Money Deposit shall be returned to Purchaser upon demand. Purchaser shall have no liability to Seller nor to anyone else arising out of Purchaser's approval, or failure to approve, the plans and specifications. All such work shall be the sole property of Purchaser free and clear of any claims of Seller.

                          (b)     Seller shall keep the property free of all liens arising out of any work to be performed by Seller under Section 7.2.1(a). Seller may contest the amount of any lien which Seller believes in good faith is not appropriate provided that Seller posts a bond or other security acceptable to the Purchaser in the amount of 1/ times the amount of the lien, conditioned upon release of the lien. Notwithstanding anything in this section to the contrary, Seller shall not permit the foreclosure of any lien as against Purchaser's interest in the property acquired under this Agreement.

           7.2.2.      If Seller fails to complete the Alterations and Repairs as required by Section 7.2.1, Purchaser may, but shall not be obligated to, complete the Alterations and Repairs and may use the funds held by Escrow Agent under Section 7.3 to complete the work. Seller shall reimburse Purchaser for reasonable costs to complete the work which are in excess of any funds held by Escrow Agent. Seller shall reimburse Purchaser for the amounts due under this Section 7.2.2 within thirty (30) days after receipt of Purchaser's written request for payment together with documentation of Purchaser's expenditures. Undisputed amounts and disputed amounts determined to be owing not paid within the thirty (30) day period shall earn interest at the rate of twelve percent (12%) per annum from the end of the thirty (30) day period until paid.

7.3     Maximum Cost.     The cost to Seller of all alterations and upgrades set forth in Exhibit B plus all relocation costs incurred pursuant to Section 5.2 shall not exceed $500,000 ("Maximum Cost"). The Tenant Improvement Allowance in the amount of $500,000 shall be retained in escrow on the Closing Date until such time as Seller submits the bills or documentation of internal costs for the work set forth in Exhibit B. Seller shall submit to Escrow Agent proof of payment to third parties and documentation of internal costs for relocation and said alterations and upgrades as paid and incurred for reimbursement to Seller. Upon completion of the alterations and upgrades set forth in Exhibit B, Seller shall submit a Notice of Completion to Escrow Agent, and Escrow Agent shall deliver the balance of the Tenant Improvement Allowance funds in Escrow, if any, to Seller.

7.4     Insurance.      Seller shall keep in full force and effect through the Closing all the existing fire and extended coverage and other insurance policies.

7.5     Maintenance and Repair.     Seller shall make, at its sole cost and expense, whatever repairs and replacements may be necessary to maintain and keep the Property in its present state of repair (ordinary wear and tear and casualty excepted).

ARTICLE VIII
ADDITIONAL AGREEMENTS

8.1     Lease Agreement.     Seller and Purchaser shall execute a lease agreement pursuant to Section 4.3.1 to be effective the day following the Closing Date. The lease agreement shall be in the form approved by Purchaser and Seller under Section 5.3.3 during the Inspection Period.

8.2     Rental Guaranty.     Seller and Purchaser shall execute a rental guaranty agreement pursuant to Section 4.3.2 to be effective the day following the Closing Date. The rental guaranty agreement shall be in the form approved by Purchaser and Seller under Section 5.3.3 during the Inspection Period.

8.3     Title Insurance.     Title exceptions will be handled as described herein.

8.4     Assignments of Contracts and Permits.      eller shall execute all applications and instruments required in connection with the transfer to Purchaser of all Contracts and transferable Permits in order to effect such transfer on the Closing Date under this Agreement. All government charges incurred in connection with said transfers shall be paid by Purchaser and Seller, one-half each. Seller will use its best efforts to keep all existing Permits in force, and to renew any of the same which expire prior to the Closing. In the event that any Permit is suspended or revoked, Seller shall promptly notify Purchaser of that fact, and Seller, at its sole cost and expense, shall use its best efforts to have the Permit reinstated without limitation or conditions. Seller shall execute any agreements or assignments after Closing as are necessary to complete this transaction.

8.5     Applications For Permits.     Seller agrees to cooperate with Purchaser in any way reasonably requested, in Purchaser's efforts to have issued to it, on the Closing Date, all nonassignable Permits required for the Office Building.

8.6     Records.     Title to and possession of all records, documents and papers of every kind and nature pertaining to the Property and the operation of the Office Building relating to the period of time prior to the Closing shall be transferred to Purchaser and included in the Bill of Sale described below. Purchaser shall either deliver copies to Seller or make access available to Seller to the records which Seller may reasonably require for use in connection with tax records or other reports following Closing.

8.7     Cooperation.     Seller and Purchaser will cooperate with each other in every way and will exercise their best efforts in carrying out the transactions contemplated herein, in obtaining all required approvals, authorizations, and clearances, and in delivering all documents, instruments, or copies thereof or other information deemed necessary or useful by the other party.

ARTICLE IX
CLOSING

9.1     Closing.

           9.1.1    Original Closing Date.    Except as provided in Section 9.2.1, the Closing for the sale and purchase of the Property, shall, unless another date and/or place is agreed to in writing by the parties hereto, take place at the Title Company ("Escrow"), on the date ("Closing Date" or "Close of Escrow" or "Closing") which is not later than 30 days after the end of the Inspection Period, or earlier at Purchaser's election. All proceedings to take place at the Closing shall take place simultaneously, and no delivery shall be considered to have been made until all such proceedings have been completed. Upon completion of the Closing, Purchaser shall immediately be entitled to actual and be charged with constructive possession of the Property, and all risk of loss with regard thereto shall pass to Purchaser. If the Closing does not take place on or before 30 days after the end of the Inspection Period or the extended Closing Date under Section 9.1.2, then this Agreement shall become null and void, at the election of the Seller, and the Earnest Money Deposit together with interest thereon shall be delivered to Seller.

           9.1.2     Closing Extension.     Purchaser may extend the closing date for one additional thirty (30) day period for a payment of $25,000. The payment must be deposited in cash into the Closing Escrow on or before the original closing date described in Section 9.1.1. This $25,000 together with the Earnest Money Deposit shall be applicable to the purchase price if this transaction closes, but shall be nonrefundable if this transaction does not close unless the failure to close is due to the fault of Seller.

9.2     Cut-Off Time.     The Cut-off Time shall be as of 11:59 p.m. on the day preceding the Closing Date.

9.3     Closing Statements.     At the Closing, Escrow shall deliver a preliminary closing statement setting forth in reasonable detail prorations required under Article IX based upon such preliminary audits and inventories as they have made up to the Closing Date. Within thirty (30) days following the Closing Date, Escrow shall deliver a final closing statement setting forth the final determination of the adjustments and prorations.. A payment to cover any changes as a result of such final closing statement will be made by Seller or Purchaser, as the case may be, within five (5) days after the receipt of such final closing statement.

     In the event that, at any time within ninety (90) days after the Closing, either party discovers any item which should have been included in the Final Closing Statement but was not included for any reason, then such item shall be adjusted in accordance with this Agreement as if its existence had been known at the time of the preparation of the Final Closing Statement.

ARTICLE X
CLOSING ADJUSTMENTS; OTHER CLOSING MATTERS

10.1     Closing Adjustments.     On the Closing Date the following items shall be apportioned betweenPurchaser and Seller as of the Cut-Off Time:

           10.1.1     Taxes, Levies, Etc.     Real estate taxes and personal property taxes, if any, levied or imposed upon the Property on the basis of the calendar year for which the taxes are payable;

           10.1.2     Water Charges.     Unmetered water charges on the basis of the calendar year;

           10.1.3     Utilities.      Charges and fees due under contracts for the supply of heat, water, steam, electric power, gas and lighting or sewer; it being further agreed that all assignable deposits (including interest actually accrued) made by Seller as security under any such public service contracts (or any other contracts being assumed by Purchaser hereunder) shall be assigned to Purchaser and credited to Seller;

           10.1.4     Contracts.     Charges under all Contracts.

           10.1.5     Permit Charges And Fees.     Purchaser shall pay one-half of all transfer or application fees for transferable Permits. Seller shall pay the other one-half of such fees.

10.2      Excise Taxes.     Seller agrees to pay at the Closing any applicable real estate excise tax. Purchaser shall pay any personal property transfer/sales taxes imposed by law on Purchaser.

10.3      Closing Costs and Title Insurance.      Purchaser and Seller shall each pay one-half of the applicable escrow fees and recording costs. Seller shall pay the costs of title insurance attributable to an owner's standard ALTA coverage. Purchaser may, at Purchaser's sole option, require extended form title insurance and pay for the additional cost of such coverage beyond that of standard form coverage and for any required survey. Each party shall bear its own attorney's fees in connection with this transaction.

ARTICLE XI
DELIVERIES ON CLOSING

11.1      Deliveries By Seller.      Seller shall make the following deliveries to Purchaser at the Closing if applicable:

              11.1.1     Deed.     Seller shall execute, acknowledge and deliver to Purchaser a warranty deed sufficient to convey to Purchaser the fee simple title to the Land together with the Improvements thereon, subject to and in accordance with the provisions of this Agreement subject to Permitted Exceptions.

              11.1.2     Bill of Sale And Registrations.     Seller shall execute, acknowledge and deliver to Purchaser a bill of sale and title registration transfer documents (if any) sufficient to transfer clear title and interest in and to the Equipment subject to and in accordance with the provisions of this Agreement. Purchaser and Seller shall agree upon the form of the bill of sale during the Inspection Period or either party may terminate this Agreement by written notice received by the other party on or before the end of the Inspection Period. The parties shall work together in good faith to agree upon the form of the bill of sale.

              11.1.3     Assignment of Contracts and Transferable Permits.      Seller shall execute, acknowledge and deliver to Purchaser an assignment of all of Seller's right, title and interest under the Contracts accepted by Purchaser, all warranties, if any, relating to the Improvements, and transferable Permits to be transferred pursuant to this Agreement and shall deliver Seller's original counterparts of all documents which are in writing together with such correspondence and other records, if any, pertaining thereto which Seller has.

              11.1.4     Documentation Regarding Non-Transferable Permits.     As to any non-transferable Permits, Seller will, at Purchaser's cost and expense, execute and deliver to Purchaser any documents reasonably required to be signed by Seller to effect the issuance of the permit in the name of Purchaser.

              11.1.5     Consents.     Seller shall, during the Inspection Period, obtain and deliver to Purchaser certificates from parties to each of the Contracts stating that said contracts are in full force and effect in accordance with their terms, that to the best of their knowledge there are no defaults thereunder, to the best of their knowledge there are no facts which might give rise to an event of default thereunder, and that, to the extent that the consent of such party is required for the assignment thereof, such consent has been given.

              11.1.6     Title Insurance and Additional Items.     Seller shall deliver to Purchaser all other instruments and documents to which Purchaser may be entitled at the Closing under any of the other provisions of this Agreement, including the policy of Title Insurance.

11.2     Deliveries By Purchaser.     Purchaser shall make the following deliveries to Seller at the Closing.

              11.2.1     Purchase Price and Tenant Improvement Allowance. Purchaser will pay the sums set forth in Article IV, and execute and deliver such documents as are necessary to reflect that the Property is taken subject to the items described in Article IV, and shall make any other payments required by it hereunder.

              11.2.2     Assumption of Seller's Obligations.     Purchaser shall execute, acknowledge and return to Seller counterparts of the assignments delivered pursuant to Section 11.1.3 to evidence its agreement to assume and perform all of the Seller's obligations under the Contracts and transferable Permits from and after the Closing Date and to indemnify Seller with regard thereto.

              11.2.3     Additional Items.     Purchaser shall deliver to Seller all instruments and documents to which Seller may be entitled at the Closing under any of the other provisions of this Agreement.

11.3     Notices

              11.3.1     Upon request of either party, Seller and Purchaser will execute and mail a notice addressed to the other party under any Contract, or to the governmental or other authority issuing any Permit assigned to Purchaser, notifying such person or authority of such assignment, and of the assumption by Purchaser of Seller's obligations thereunder, for periods after Closing.

ARTICLE XII
CONDITIONS TO CLOSING OBLIGATIONS

12.1     Conditions To Seller's Obligation To Close.     The obligation of Seller to consummate the transactions contemplated by this Agreement, including the sale of the Property, is expressly conditioned upon the fulfillment by and as of the time of Closing of each of the conditions listed below in this Section 12.1; provided, however, that Seller, at its election, may waive all or any of such conditions:

              12.1.1     Consent of G.E. Capital Corporation.     Seller shall have obtained, on or before fifteen (15) days after the Effective Date, the written agreement of General Electric Capital Corporation (GEC) which holds a security interest in the Property pursuant to the Credit Agreement, dated as of December 31, 1996 between Seller and GEC to permit the sale and conveyance of the Property to Purchaser in accordance with the terms of this Agreement. If such written agreement is not obtained on or before fifteen (15) days after the Effective Date, then this Agreement shall be deemed void and of no effect and neither party shall have any liability to the other, except that Seller shall cause the Escrow Agent to refund the Earnest Money Deposit to Purchaser. The conveyance of the Property to Purchaser must be free of any interest of G.E. Capital Corporation in the Property.

              12.1.2     Performance of Agreements.     Purchaser shall have performed all of its agreements contained in this Agreement required to be performed by it prior to the Closing Date (including but without limitation the adjustments and other closing matters provided for in Articles X and XI).

              12.1.3     Representations and Warranties.     The representations and warranties of Purchaser contained in this Agreement shall, except as contemplated or permitted by this Agreement, be true (regardless of the knowledge, or lack thereof, of Purchaser) on and as of the Closing Date, as if made on and as of the Closing Date, in all respects except for instances which are, in the aggregate, not material.

              12.1.4     Tender.      Purchaser shall have tendered to Seller the delivery of the items contemplated in Section 11.2.

12.2     Conditions To Purchaser's Obligation To Close.      The obligation of Purchaser to consummate the transactions contemplated by this Agreement, including the sale and purchase of the Property, is expressly conditioned upon the fulfillment by and as of the time of the Closing of each of the conditions listed below in this Section 12.2; provided, however, that Purchaser, at its election evidenced by written notice delivered to Seller prior to or at the Closing, may waive any or all of such conditions:

              12.2.1     Performance of Agreements.     Seller shall have performed all of its agreements contained in this Agreement required to be performed by it prior to the Closing Date (including but without limitation the adjustments and other closing matters provided for in Articles X and XI).

              12.2.2     Representations and Warranties.     The representations and warranties of Seller contained in this agreement shall, except as contemplated or permitted by this Agreement to be limited to the best of Seller's knowledge, or as required or consented to by Purchaser, be true on and as of the Closing Date, as if made on and as of the Closing Date, in all respects except for instances which are, in the aggregate, not material.

              12.2.3     Tender.     Seller shall have tendered to Purchaser the delivery of the items contemplated in Section 11.1.

ARTICLE XIII
GENERAL PROVISIONS

13.1     Risk of Loss.

              13.1.1     Material Destruction/Damage.      If prior to the Closing Date, improvements on the Property shall be destroyed or materially damaged by fire or other casualty, this Agreement, at the option of either party, shall become null and void.

              13.1.2     Non-Material Damage or Destruction.     If between the end of the Inspection Period and the Closing Date, the Property is destroyed or damaged, but not materially, the Seller shall repair all such damage or destruction prior to the Closing Date. At Purchaser's sole option, the Seller may deliver to Purchaser all insurance proceeds, together with the amount of Seller's deductible, if any, plus such other funds as may be required to repair the destruction or damage, and Purchaser will close prior to completion of the repairs. For purposes of this Section 13.1. "materially" shall mean destruction or damage the repair cost of which is in excess of $2,500,000.

              13.1.3     If prior to the end of the Inspection Period, the Property is destroyed or damaged, but not materially, the Seller may repair all such damage or destruction prior to the Closing Date or terminate this Agreement.

13.2     Termination.

              13.2.1     By Seller.     Seller may terminate this Agreement by providing five (5) days notice and a five (5) day opportunity to cure by Purchaser at any time prior to the Closing Date if a material default under or a material breach of this Agreement or any representation or warranty set forth in this Agreement or in any instrument delivered by Purchaser pursuant hereto shall be made by Purchaser.

              13.2.2     By Purchaser.     Purchaser may terminate this Agreement by five (5) days notice and a five (5) day opportunity to cure by Seller at any time prior to the Closing Date if:

                          (a)     A condition to the performance of Purchaser hereunder shall not be satisfied on or before the date specified for the satisfaction thereof; or

                          (b)     A material default under or a material breach of this Agreement or of any representation or warranty set forth in this Agreement or in any instrument delivered by Seller pursuant hereto shall be made by Seller.

              13.2.3     Effect of Termination.     In the event of termination of this Agreement under this Section 13.2, then:

                          (a)     The Earnest Money deposit of Purchaser shall be returned unless Purchaser is the party in default; and

                          (b)     In the event the Agreement is terminated and the Closing is not consummated by reason of default of a party hereunder, if Purchaser is the defaulting party, Seller shall retain the Earnest Money as its sole and exclusive remedy; and if Seller is the defaulting party, notwithstanding such termination the Purchaser may bring an action for specific performance, sue for damages, or pursue any other remedy it may have at law.

13.3     Assumption of Liabilities.

              13.3.1     Limitation On Assumed Liabilities.     Purchaser is not assuming any liabilities of Seller except liabilities that the terms of this Agreement expressly require Purchaser to assume.

              13.3.2     Effective Date of Assumption.     Wherever it is provided in this Agreement that Purchaser shall assume all obligations of Seller, such assumption shall be effective only from and after the Closing Date and no such assumption shall require Purchaser to assume, nor shall it assume, any liabilities or obligations of Seller relating to or arising from Seller's performance of, or failure to perform, any of the terms of the assumed obligation prior to the Closing Date (except as otherwise expressly provided in this Agreement.)

13.4     Survival of Representations, Etc.     Subject to the limitations described in Section 5.2, the respective representations, warranties, obligations, covenants and agreements of Seller and Purchaser contained herein shall survive the closings and the delivery of transfer documents.

13.5     Indemnification.

              13.5.1     Indemnification Regarding Assumed Obligations.     Whenever it is provided in this Agreement that an obligation of one party will be assumed by the other party from and after the Closing Date, the party so assuming such liability shall be deemed to have also agreed to indemnify and hold harmless the other party, its successors and assigns, from all claims, losses, liabilities and expenses (including reasonable attorneys' and accountants' fees) arising from any failure of the assuming party to perform the obligation so assumed from and after the Closing Date.

              13.5.2     Indemnification by Seller.     Seller shall pay, defend, indemnify and hold Purchaser harmless from all claims, losses, liabilities and expenses (including reasonable attorneys' and accountants' fees) of any kind relating to, or arising out of, the Property or the Contracts, including, but not limited to the operation of any business or other activity on the Property, to the extent the same arises out of any act or failure to act of Seller, Seller's agents, representatives, invitees or anyone else on the Property through Seller (excluding Purchaser, Purchaser's agents, representatives, invitees or anyone else on the Property through Purchaser), or any circumstances existing or which allegedly should have existed, prior to Closing, except as provided in Section 6.1.4(d).

13.6     Assignments.     Without the prior written consent of the other party, neither party may assign its rights hereunder except that Purchaser may assign its rights hereunder so long as Purchaser remains liable for and responsible for performance of all obligations hereunder and payment of the Purchase Price.

13.7     Brokers.     Seller and Purchaser each warrants and represents to the other that it has not retained or dealt with any broker, salesperson or finder in connection with the sales transaction contemplated hereby (other than a commission payable by Seller to Brad Baldwin of Baldwin Corporate Real Estate and John O'Neil of Westlake Associates, Inc.), and each agrees to indemnify and hold harmless from any claims for brokerage fees or commissions which may be incurred as the result of the failure of the foregoing warranty and representation of the indemnifying party to be true. The provisions of this paragraph shall be binding on the parties and shall survive the expiration or sooner termination of this letter.

13.8     Expenses, Fees and Disbursements Of Counsel.     Except as otherwise provided in this Agreement, each of the parties hereto shall bear and pay their respective expenses, including without limitation the fees and disbursements of their own counsel, accountants and other advisors, in connection with the negotiation and preparation of this Agreement and the Closing.

13.9     Notices.     Except as otherwise provided in this Agreement, notices, demands, requests, consents, approvals or other communications (for the purpose of this Section 13.9 collectively called "Notices") required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be considered given (i) when received if personally delivered, or (ii) on the third day after placing in the United States Mail, postage prepaid, certified or return receipt requested, or (iii) on the date received, if sent by courier, or (iv) on the date received if sent by facsimile transfer; provided that, a notice received by courier or fax which is received on a U.S. federal holiday or weekend shall be deemed received on the next day which is not a holiday or weekend. A notice sent by mail shall be deemed received on the third day after placing in the mail as provided above even if the other party does not sign the return receipt or pick up the mail pursuant to any notices from the postal service. Notices shall be sent to the following addresses unless the party sending the Notice has received a written change of address from the party receiving the Notice.

To Seller:

Key Tronic Corporation
 North 4424 Sullivan Road
Spokane, WA 99216
     Fax: 509-9274259

     With a copy to:

To Purchaser:

John O'Neil, Manager
Royal Hills Associates L.L.C.
2810 Eastlake Avenue East
     Seattle, WA 98102
     Fax: 206-505-9439

     With a copy to:

Robert G. Sieh
Edwards, Sieh, Smith & Goodfriend, P.S.
701 Fifth Avenue, Suite 7170
     Seattle, WA 98104
     Fax 206-624-0809

13.10     Counterparts, Facsimiles, Captions, Etc.      This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. The facsimile transmittal of an executed document, to be followed as soon as practical by delivery of the original signed document, shall be considered delivery of an original when transmitted to Seller at (509) 927-4259 or to Purchaser at (206) 505-9439. The captions are for convenience of reference only, and shall not affect the meaning or construction to be given any of the provisions hereof. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties may require.

13.11     Governing Law.     This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of Washington. In addition to any other remedy, the substantially prevailing party in any dispute arising out of this Agreement shall be entitled to recover their reasonable attorney fees and costs of litigation.

13.12     Entire Agreement; No Recording.     This Agreement between Seller and Purchaser contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged by its agent duly authorized in writing or as otherwise expressly permitted herein. Subject to Section 13.6, this Agreement shall be binding upon and inure to the benefit of their successors and assigns. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto. The parties each agree that neither this Agreement nor any memorandum thereof shall be recorded.

13.13     No Waivers.     No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.

13.14     Confidentiality.     Neither party will make any disclosure of this Agreement or of the Due Diligence Materials except to the extent required to comply with the obligations of the parties under this Agreement, or to comply with the obligations of that party under applicable laws and regulations, or as necessary for Purchaser to complete its investigations and evaluations under Section 5.3.1 or otherwise for purposes of this transaction, for example, to the parties' attorneys and accountants. In the event Purchaser does not waive its contingencies to its obligations to purchase, Purchaser shall return to Seller all Due Diligence Materials which it obtains from Seller, and Seller may acquire from Purchaser any third party reports on the Property ordered by Purchaser during the Inspection Period by reimbursing Purchaser for the cost of such report.

ARTICLE XIV
PURCHASER'S EXCHANGE

14.1     Exchange:     A material part of the consideration to Purchaser for purchasing is that the Purchaser has the option to qualify this transaction as part of a tax-deferred exchange under Section 1031 of the Internal Revenue Code of 1986. Seller agrees that Purchaser may assign this Agreement to an exchange intermediary of Purchaser's choice. Seller agrees to reasonably cooperate with the Purchaser in structuring and effecting said exchange, provided the following conditions are met:

              14.1.1.      The Purchaser pays the same purchase price on the same terms and conditions as it would upon a purchase of the Property pursuant to this Agreement.

              14.1.2.      Seller incurs no additional costs, liabilities or taxes other than those for which it would be responsible on a sale of the Property pursuant to this Agreement.

              14.1.3.      In the event that this is a delayed exchange, Purchaser agrees to receive title from a third party acting as a facilitator in this transaction.

THE OFFER REPRESENTED BY THE FIRST PARTY EXECUTING AND DELIVERING THIS AGREEMENT IS WITHDRAWN UNLESS THE OTHER PARTY EXECUTES THIS AGREEMENT WITHOUT MODIFICATION AND DELIVERS IT TO THE ORIGINAL SIGNING PARTY ON OR BEFORE 5:00 P.M. ON 10/2/00.

     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed on its behalf .

SELLER: KEY TRONIC CORPORATION	PURCHASER: ROYAL HILLS ASSOCIATES, L.L.C.
By: /s/ Ronald F. Klawitter Name: Ronald F. Klawitter Executive Vice President Date: 9/29/00	By: /s/ John W. O'Neil Name: John W. O'Neil Title: Managing Member Date: 9/28/00
State of Washington	)
) ss.
County of Spokane	)

      I certify that I know or have satisfactory evidence that Ronald F. Klawitter personally appeared before me, and on oath stated that he was authorized to execute the instrument as Executive Vice President of KEY TRONIC CORPORATION and acknowledged it to be the free and voluntary act of such corporation, for the uses and purposes mentioned in the instrument.

      DATED: 9/29/2000.

                         /s/ Mariann Davis
                         Name: Mariann Davis
                         NOTARY PUBLIC in and for the State
                        of Washington, residing at Spokane
                        My appointment expires: 3/31/03

State of Washington	)
) ss.
County of King	)

       I certify that I know or have satisfactory evidence that John W. O'Neil personally appeared before me, and on oath stated that he was authorized to execute the instrument as Managing Member of ROYAL HILLS ASSOCIATES, L.L.C. and acknowledged it to be the free and voluntary act of such corporation for the uses and purposes mentioned in the instrument.

      DATED: 9/28, 2000.

                        /s/ Debbie C. Ebrecht
                         Name: Debbie C. Ebrecht
                         NOTARY PUBLIC in and for the State
                        of Washington, residing at Seattle
                        My appointment expires: 12/17/01

EXHIBIT A

LEGAL DESCRIPTION

Parcel 1-A:

That portion of the N.W. one fourth of Section 1, T.25N., R.44E., W.M., Spokane County, Washington, described as follows:

Beginning at the Southwest corner of the Plat of Wellesley Manor 2nd Addition per plat recorded in Book 11 of plats, page 12, in Spokane County, Washington; thence N.87 27'26"E., along the South line of said plat, 1324.54 feet to the East line of the N.W. one fourth of said Section 1, thence S.03 10'12"E., along said East line, 199.83 feet to the Northerly right of way line of S.R. 290; thence S.82 56'32"W., along said right of way line, 1640.64 feet; thence N.07 03'28"W., along said right of way line, 30.00 feet; thence S.82 54'42"W., along said right of way line, 142.53 feet; thence N.02 30'00"W., 362.41 feet; thence N.03 49'54"W., 294.47 feet, to the South line of Wellesley Manor Addition per plat recorded in Book 4 of plats, page 25, in Spokane County, Washington; thence S.89 41'04"E., along said South line, 234.88 feet; thence N.83 41'12"E., along said South line, 221.29 feet to the extended West line of said plat of Wellesley Manor 2nd Addition; thence S.03 14'03"E., along said extended West line and the West line of said plat, 349.30 feet to the Point of Beginning.

Area = 14.49 Acres

Parcel 1-B:

That portion of the South 400 feet of Government Lot 4 in Section 1, Township 25 North, Range 44 East, W.M., in Spokane County Washington, lying Southerly and Westerly of the Northerly and Easterly lines of the 40' wide canal as located through, over and across said Government Lot 4.

EXCEPT the South 200 feet of the West 280 feet thereof AND EXCEPT that portion conveyed to Spokane County by instrument recorded June 12, 1984, under Recording No. 8406120233. AND EXCEPT Sullivan Road, AND EXCEPT that portion conveyed to Spokane County by instrument recorded August 19, 1997 under Recording No. 4132324,

TOGETHER WITH the South half of the Northwest quarter of said Section 1, Township 25 North, Range 44 East, W.M., lying North of Trent Highway and Easterly of Sullivan Road,

EXCEPT that portion conveyed to the State of Washington by instrument recorded December 2, 1942, in volume 501 of Deeds, Page 411,

AND EXCEPT the West 230.02 feet of the North 56 feet of said South half of the Northwest quarter lying North of Trent Highway and Easterly of Sullivan Road

AND EXCEPT Parcel 1-A described below.

That portion of the N.W. one fourth of Section 1, T.25N., R.44E., W.M., Spokane County, Washington, described as follows:

Beginning at the Southwest corner of the Plat of Wellesley Manor 2nd Addition per plat recorded in Book 11 of plats, page 12, in Spokane County, Washington; thence N.87 27'26"E., along the South line of said plat, 1324.54 feet to the East line of the N.W. one fourth of said Section 1, thence S.03 10'12"E., along said East line, 199.83 feet to the Northerly right of way line of S.R. 290; thence S.82 56'32"W., along said right of way line, 1640.64 feet; thence N.07 03'28"W., along said right of way line, 30.00 feet; thence S.82 54'42"W., along said right of way line, 142.53 feet; thence N.02 30'00"W., 362.41 feet; thence N.03 49'54"W., 294.47 feet, to the South line of Wellesley Manor Addition per plat recorded in Book 4 of plats, page 25, in Spokane County, Washington; thence S.89 41'04"E., along said South line, 234.88 feet; thence N.83 41'12"E., along said South line, 221.29 feet to the extended West line of said plat of Wellesley Manor 2nd Addition; thence S.03 14'03"E., along said extended West line and the West line of said plat, 349.30 feet to the Point of Beginning.

Area = 10.76 Acres

EXHIBIT B

ALTERATIONS AND UPGRADES

1.     Separate the first floor from the ground floor of the Office Building (including HVAC, electrical and security systems, and fire exits).

2.     Design and construct a new main entry to south side of the ground floor of the Office Building.

3.     Design and construct new parking lots, driveways, sidewalks and landscaping to the south and west sides of the Office Building for the use of the Seller's employees.

4.     Perform the following alterations and upgrades to the ground floor space:

      -  upgrade restrooms

      -  install T-Bar ceilings and tiles where required

      -  install ceiling lights where required

      -  install floor covering

      -  paint perimeter interior walls

5.     Install separate meters for water, power, and other utilities so that the upper and lower floors of the building on the Property are separately metered.

EXHIBIT C

CONTRACTS AND PERMITS

    Sewer:    Large on-site sewage system (septic tank)

            Permit # SPO035 issued by:
            Department of Health County of Spokane
            1500 W. Fourth Ave., Suite 411
            Spokane WA 99204
            (509) 456-2754

SERVICE PROVIDERS WITHOUT WRITTEN CONTRACTS

Electricity & natural gas:	Avista Utilities P.O. Box 3727 Spokane WA 99218 (509) 489-0500
Water:	Trentwood lrrigation Dist #3 4402 N Sullivan Rd. Spokane, WA 99216 (509) 922-7532
Refuse:	Waste Management 12122 E. 1st. Ave. Spokane, WA 99206 (509) 924-9400
Phone & network:	Local: US West 1 800 603-6000 Long distance: AT&T (206) 505-0054
Janitorial:	Argus Janitorial 2610 E. Riverside Ave. Spokane, WA 99202 (509) 538-8854
Lawn care:	Gardening Services 5112 E. Fairview Ave. Spokane, WA 99207 (509) 482-7884
Roof covering:	Krueger Sheet Metal Co. 731 N. Superior St. Spokane, WA 99202 (509) 489-0221

EXHIBIT D

EQUIPMENT

1.	Boiler HB Smith, model C2-G-20B (one each) Pump, model 2.5 AB 6-1/8 BFW Heat exchanger, model EC!-0 76-2, ser 84-T143M
2.	HVAC:
5 ton Carrier heat pump, water cool. Model 50HQ060500
Mechanical room 1 unit
Basement 29 units
Top floor 25 units
House pump 15HP, model 4E-9 7/8-BFW, ser 1235785 and 1235786
Computer room: Liebert 1, model FH315W-C02, ser 74407A
Liebert 2, model FH315W-C02, ser 74404B
3.	Cooling tower:
Baltimore tower, model J1209B34R, ser 84-7727M
Small tower (2 ea.) model FXT-34C, ser 82-4645M and 82-4646M
Pump 20HP, model 5BC - 8 3/4 - BFW, ser 1236378
Pump 60HP, model D1011, ser A750863A
Heat exchanger, Baltimore model EC7-142-2, ser 84-T142M
4.	Lift station (sewer holding tank) Pump 10 HP (2 each), Model N/A (in the mechanical room) Septic tank system (outside of the facility)
5.	Electrical: 750KVA (208 volts) model G77877ECS9, ser 80JK335179 1500KVA (480 volts) ser 906006324
6.	Storage tank: Pump 10 HP, model 86B3-B, ser 799717 Heat exchanger, model EC7-142-2, ser 84-T143M
7.	Hot water tank: Model BTC 365A960, ser LD96-0517251-960
8.	Air make-up system 2 each Arctic Circle evaporative cooler model ES/ED143 2 each Sterling has fire roof top model RT800 (800, 000 BTU/Hr

EXHIBIT E

SELLER'S EQUIPMENT BEING RETAINED BY SELLER (PARTIAL LIST)

1.	Air compressors: Quincy 60HP, model 60-B, ser. 780294 Gardner Denver, model BESEB1755RPM, ser. 694653 Air tank and dryer, model R110W, ser. R19015
2.	Electrical: 2 ea. 75KVA Liebert UPS, model FC675 UICUL 2 ea. HVAC Liebert, model FH315W-C02, ser. 74407B, 74407A 120 units batteries (back-up)
3.	Cafeteria equipment (including but not limited to stove, cooler, salad bar).